Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of September 28, 2021 (this “Amendment”), by and between Hudson Global, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). Unless the context otherwise requires, capitalized terms used in this Amendment have the respective meaning given to them in the Original Agreement (defined below).

Recitals

WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement, dated as of October 15, 2018 (the “Original Agreement”);

WHEREAS, the board of directors of the Company has (1) determined that no Distribution Date has occurred as of the date of this Amendment and (2) taken action to amend the Original Agreement as contemplated herein; and

WHEREAS, this Amendment amends the Original Agreement as contemplated by Section 27 of the Original Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing, the parties, intending to be legally bound hereby, agree as follows:

1.     Section 1(w) of the Original Agreement is hereby amended and restated as of the date of this Amendment to read as follows:
    “Expiration Date” means the earliest of (i) the Close of Business on October 15, 2024, or such earlier date as of which the Board determines that this Agreement is no longer necessary for the preservation of Tax Benefits, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, (iv) the Close of Business on the effective date of the repeal of Section 382 of the Code or any successor or replacement provision if the Board determines that this Agreement is no longer necessary for the preservation of Tax Benefits, (v) the Close of Business on the first day of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward, and (vi) the Close of Business on the first Business Day following the certification of the voting results of the Company’s 2022 annual meeting of stockholders, if Stockholder Approval has not been obtained prior to such date.
2.    Section 1(nn) of the Original Agreement is hereby amended and restated as of the date of this Amendment to read as follows:
    “Stockholder Approval” means the approval of this Agreement and any amendments to this Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Shares of the Company entitled to vote (excluding the vote of any Acquiring Person) that are present in person or represented

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by proxy and actually voted on the proposal to approve this Agreement or any amendment to this Agreement, at a duly called meeting of stockholders of the Company (or any adjournment or postponement thereof) at which a quorum is present.
3.     Exhibits B and C to the Original Agreement and all other related documents shall be modified, where appropriate, to make reference to this Amendment and reflect the amendments contained herein.
4.     Sections 26 through (and including) 38 of the Original Agreement shall apply mutatis mutandis to this Amendment.

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    IN WITNESS WHEREOF, this Amendment has been executed and delivered by an authorized representative of each of the undersigned as of the date first written above.

HUDSON GLOBAL, INC.

By:	/s/ MATTHEW K. DIAMOND
	Name:	Matthew K. Diamond
	Title:	Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ PATRICK HAYES
	Name:	Patrick Hayes
	Title:	Manager, Client Management

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